UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                        Date of Report December 10, 1997


                           QUALITY SEMICONDUCTOR, INC.
             (Exact name of registrant as specified in its charter)



      California                      0-23128                   77-0199189
(State or other jurisdiction         (Commission               (IRS Employer
of incorporation)                    File Number)            Identification No.)



                                851 Martin Avenue
                              Santa Clara, CA 95050
          (Address of principal executive offices) (including Zip code)



                                 (408) 450-8000
              (Registrant's telephone number, including area code)



                             Exhibit Index on page 4

Item 5.  Other Events

         On December 8, 1997, Quality Semiconductor, Inc., a California corporation (the "Company") announced estimate revenues for the first fiscal quarter ending December 31, 1997. Further details regarding this announcement are contained in the Company's press release dated December 8, 1997 attached as an exhibit hereto and incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

Exhibit 99    Quality Semiconductor, Inc. Press Release dated December 8, 1997.

                                   SIGNATURES

         Pursuant the requirements of Section 12 of the Securities Exchange Act of 1934, as amended has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.


                                            QUALITY SEMICONDUCTOR, INC.



Date: December 10, 1997                     By:      /s/ R. Paul Gupta
                                                  --------------------
                                                     R. Paul Gupta
                                                     President and
                                                     Chief Executive Officer

                           QUALITY SEMICONDUCTOR, INC.

                           CURRENT REPORT ON FORM 8-K

                                  EXHIBIT INDEX



Exhibit No.                          Exhibit

     99        Quality Semiconductor, Inc. Press Release dated December 8, 1997

EXHIBIT 99

                                                 For more information contact:

                                                 Quality Semiconductor, Inc.
                                                 Rick Bottomley
                                                 (408) 450-8000

Morgen-Walke Associates, Inc.
Doug Sherk, Suzanne Craig, Chris Del Carlo
(415) 296-7383
Josh Passman, Vince Daniels
(212) 850-5698

FOR IMMEDIATE RELEASE

     SANTA CLARA, CA - (BUSINESS WIRE) - December 8, 1997 - Quality Semiconductor, Inc., today announced that, based on current expectations, it estimates revenues for the first fiscal quarter ending December 31, 1997 to be approximately $18 - $19 million.
     The Company believes that this shortfall is due primarily to pricing pressures in its networking product and softness in demand of its logic products. The Company also estimates that these factors will cause gross margins to decline to approximately 27% to 30% for the quarter. As a result, the Company currently expects to report a pre-tax loss of approximately $1.3 million to $1.6 million for the fiscal quarter.
     These statements about essential results are preliminary and based on currently available information and management's assumptions. The Company will announce its results for the quarter on January 21, 1998, after the close of the market.
     Paul Gupta, President and CEO stated "Although we are disappointed with our anticipated performance in the first fiscal quarter, we are encouraged by the continued acceptance of the Company's networking products. The Company expects to ship over 900,000 units of networking products in this fiscal quarter, compared to shipments of approximately 800,000 units in the prior quarter.
     "We are also encouraged by our cost reduction efforts and yield enhancement programs in our networking product line. Based on these efforts and our current expected decline in average selling prices for networking products, we expect the Company's gross margins to increase in the subsequent quarter. Additionally, our fab in Australia is now qualified at 0.5 micron production and received ISO 9001 certification which we anticipate will enhance our cost reduction programs while providing a low cost alternative source of supply for wafers for our networking products.
     "At the same time, we are continuing development efforts in the Company's high performance clock management product line and expect that, depending upon competitive pricing pressures, new products in this family will allow us to increase the average selling prices of this product line."
     Various matters set forth in this press release, such as statements relating to (i) the Company" anticipated first fiscal quarter financial results;
(ii) the Company's  continued  acceptance of its  networking  product line;  and
(iii) the Company's ability to reduce cost at a rate faster than the anticipated price erosion are forward looking statements.

     These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. These risks and uncertainties include, without limitation, competitive pressures, including pricing and competitors' new products, the Company's ability to timely introduce new products, trends in the semiconductor industry, and the Company's ability to obtain design wins.
     Additional factors that may affect the Company's business are described in detail in the Company's filings with the Securities and Exchange Commission.
     Quality Semiconductor, Inc. designs, develops and markets high-performance logic as well as networking and logic-intensive specialty memory semiconductor products. The Company targets systems manufacturers principally in the networking, computer and communications markets.
     The company's products include the 3.3-volt and 5-volt FCT and LCX families of high-speed, low noise interface logic devices, the QuickSwitch family of high speed, low resistance bus switches, a family of low-skew clock management products, a family of analog switch devices and new JTAG products designed to allow board-level testing of complex products. Quality Semiconductors networking products include two Fast Ethernet CMOS transceivers that provide high integration solutions for the adapter, repeater, switch and card bus markets.

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